EXHIBIT 10.21
DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the "Agreement") is dated as of March 31, 2008 between SEVEN ARTS FILMED ENTERTAINMENT (UK) LIMITED (the "Owner"); and SEVEN ARTS PICTURES LOUISIANA LLC (the "Distributor").

WHEREAS:

1. The Owner owns the right to distribute the motion pictures listed on Schedule 1 (the "Pictures").

2. The Owner wishes to grant the Distributor the exclusive right to exhibit, distribute and otherwise exploit the Pictures in the Territory on the terms and conditions hereinafter set forth.

3. The Distributor wishes to exhibit, distribute and otherwise exploit the Pictures in the Territory on the terms and conditions hereinafter set forth.

4. All terms herein shall have the meanings described herein or on Exhibit "4."

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

GRANT OF RIGHTS

    1.1 Grant of Rights. The Owner hereby grants to the Distributor the following rights ("the Rights") to exhibit, exploit and distribute the Pictures in the Territory and throughout the Term: Theatrical Rights, Non-Theatrical Rights, Television Rights, Home-Video Rights, all Incidental Rights in and to any of the foregoing Rights, as well as any Derivative Rights, Music Rights, Phonorecord Rights, Merchandising Rights, or Publishing Rights.

    1.2 Approvals. Distributor shall have the right to approve all "cuts," including the "final" cut of the Pictures and the right to re-edit the Pictures as Distributor determines is reasonable or appropriate in the Distributor's sole discretion.

ARTICLE 2

DELIVERY AND CREDITS

    2.1Credits. The Distributor shall comply with the Owner's written instructions to credits to be accorded on the screen or in any paid advertising and publicity issued by the Distributor or under the Distributor's control, and shall provide in its agreements with sub-distributors and licensees that such sub-distributor and/or licensee shall also comply therewith and shall include the same provisions in any agreements entered into by such sub-distributor with its sub-distributor(s), if any, provided that such written instructions have been approved in advance and in writing by the Distributor.

This undertaking by the Distributor is solely for the benefit of the Owner and not for the benefit of any third party. No casual or inadvertent failure to comply with contractual obligations as to credits to be accorded on the screen or in any paid advertising and publicity by the Distributor or any of its subsidiaries, affiliates, sub-distributors or licensees to comply with contractual obligations as to credits to be accorded on the screen or in any paid advertising and publicity shall constitute a breach of this Agreement. Upon Distributor's receipt of notice from the Owner that the Distributor or its subsidiaries have failed to comply with the credits furnished to the Distributor by the Owner, the Distributor shall take all such steps as are reasonably practical to cure such failure with respect to future screen credits, advertising and publication, provided the credits accorded by the Owner conform to the provisions of this section. In the event that such failure was casual or inadvertent, there shall be no other remedy available to any person against the Distributor, its subsidiaries, affiliates, sub-distributors or licensees for any such failure. In no event shall the Owner be entitled to seek or receive injunctive relief in connection with any failure by the Distributor to comply with the provisions of this Section. In no event shall the Distributor be liable or have any responsibility for any acts or omissions with respect to credits created by or under the control of an exhibitor, newspaper, magazine, broadcaster or other parties who are not subsidiaries of the Distributor.

    2.2 Delivery. The Pictures shall be delivered to the Distributor in accordance with a delivery schedule approved by the Distributor, but in no event later than June 30, 2008 (the "Expected Delivery Date"). However, the Expected Delivery Date may be extended for up to a period up to 90 days at the Owner's option. Delivery of the Pictures shall be accompanied by delivery to the Distributor of the materials set forth on Exhibit "2" hereto.

ARTICLE 3

TERM

    3.1 Initial Term. The initial term (the "Initial Term") of license granted in this Agreement shall be 25 years from the date hereof

    3.2 Extensions. This Agreement shall be automatically renewed for two further periods of 25 years and 45 years (the "Second and Third Terms", respectively), unless notice of termination is delivered to the Owner by the Distributor between six months and three months prior to the expiration of the Initial Term or the Second Term, as the case may be.

    3.3 Right of First Negotiation /Last Refusal After the Term has expired:

        (a)If the Owner proposes to sell, license or otherwise exploit any Rights granted to the Distributor hereunder, the Owner shall first give the Distributor notice thereof The Distributor shall have the exclusive right to negotiate in good faith with the intention of reaching an agreement to acquire the applicable Rights specified in the Notice, for a period of 60 days after receipt of the Notice. The parties agree that the first negotiation/last refusal rights set out herein are material and that damages are an inadequate remedy for any violation of any such Rights. Therefore, the Distributor shall be entitled to equitable relief to prevent a breach of or to mandate compliance with its first negotiation/last refusal rights granted herein. If the Distributor and the Owner do not reach an agreement as to the material terms for an agreement to acquire such Rights within the 60 day period, the Owner may negotiate with third parties with respect to such Rights, subject to the provisions of Subsection 3.3 (b) below.

        (b)If the Owner makes or receives a bona fide offer with respect to the applicable Rights, the material terms of which are less favorable than the last offer made by the Distributor, and if the Owner proposes to accept such offer, the Owner shall give Notice to the Distributor of the material terms and conditions of the third party offer and the name of the person making the offer. The Distributor shall have the right to acquire the interest in the applicable Rights on the same material terms and conditions as the third party offer by giving Notice of acceptance thereof within 15 days after the Notice Date. Otherwise, the Owner shall be free to accept the third party offer. However, if the proposed third party transaction is not consummated, the Distributor's first negotiation/last refusal rights under this Section 3.3 will apply to each further offer relating to the applicable Rights of the Owner.

ARTICLE 4

PAYMENTS

    4.1 Distributor shall pay and guarantee the following to Owner:

          100% of Net Receipts as defined on Exhibit "3" attached hereto.

    4.2 Security Interest. As security for the full and timely payment and performance of Distributor's obligations hereunder, the Distributor hereby grants to Owner a security interest, charge and lien upon: (i) all of Distributor's rights and interest in the Rights licensed hereunder; (ii) all of Distributor's rights and interest as lessor or licensor under each of the Sub-Distribution Agreements, including without limitation, Distributor's right to payment and all payments there under, and (iii) any and all other rights and interest of Distributor in, to and in connection with the Pictures, now or hereafter acquired, including without limitation, all tangible and intangible assets, contracts, instruments, chattel paper, accounts, deposit accounts, cash, rights to payment, inventory, rights under copyright, and any and all proceeds, substitutions or replacements of any of the foregoing (collectively the "Distributor's Collateral").

ARTICLE 5

DISTRIBUTION POLICY

    5.1 General. With respect to the Rights, the Distributor shall have the broadest possible latitude in the exploitation thereof, and the exercise of its judgment in all matters pertaining thereto shall be final. In this connection, the Distributor shall have complete authority to exploit the Rights in accordance with such sales methods, policies and terms as it may, in its sole discretion, determine; provided that it shall employ its reasonable best efforts to maximize the commercial benefits to the Owner from the exploitation of the Pictures. Subject to the foregoing, the Distributor has not made any express or implied representation, warranty, guarantee or agreement as to the total amount of proceeds which will be derived from the exploitation of the Rights, nor has the Distributor made any express or implied representation, warranty, guarantee or agreement that there will be any sums payable to the Group hereunder or that the Rights will be exploited continuously. All matters relating to the exploitation of the Rights (including the scope and duration thereof) shall be decided by the Distributor in its sole discretion. In no event shall the Distributor incur any liability based upon any claim by the Owner that the Distributor has failed to realize receipts or revenue which should or could have been realized. The Distributor may settle, compromise, adjust, cancel, waive, give allowances to, not collect or not seek any remedy for collection of any contracts, debts or sums due with respect to any Rights, for any reason whatsoever.

    5.2 Sub-Distributors. Subject to the terms hereof, the Distributor may exploit the Rights either itself or through such other parties, including Affiliates of the Distributor, as the Distributor may, in its sole discretion, determine and, without limiting the foregoing, shall have the express right to enter into sub-distribution and licensing agreements which may extend beyond the Term of this Agreement. The Distributor may license the Rights connected therewith, in whole or in part, in good faith as may be consistent with the Distributor's general practice in such matters, to any and all other agencies in which the Distributor or its Affiliates may have an interest directly or indirectly upon such terms and rentals as the Distributor may deem fair and proper under the circumstances.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

    6.1 The Owner's Warranties. The Owner hereby warrants, represents and covenants as follows:

(a) Owner is a corporation organized under the laws of England.

(b) Owner has full power, right and authority to execute, deliver and fully perform this Agreement, and the execution, delivery and performance of this Agreement by the Owner has been duly authorized and this Agreement will be binding upon the Owner upon its execution.

(c) Owner owns or will own all of the Rights, and has not previously assigned, licensed or transferred in any way any of the Rights.

(d) There are, and will be, no claims, liens, encumbrances, limitations, restrictions or rights of the nature (including, without limitation, any liens or security interests in favor of any bank or other third party which may provide production financing for the Pictures or may have otherwise loaned money to the Owner or any other producer of the Pictures) in or to the Pictures or any part thereof, except in favor of the Bank, or unless first expressly approved by the Distributor in writing, excluding only any liens which as a standard practice in the industry are required to be entered into in favor of any collective bargaining entity in connection with the Pictures, and then only if such entity enters into a standard subordination agreement with respect to such lien subordinating its security interest in and to the Rights.

(e) The Owner has, or will have, as of the date of Delivery of the Pictures, fully paid, satisfied, cured or discharged at the time due or required all of the following:

            i) all claims and rights of any person in respect of copyrights in literary, dramatic, musical rights and other property or rights in or to all stories, plays, scripts, scenarios, themes, incidents, plots, characters, dialogue, music, words and other material of any nature whatsoever appearing, used or recorded in the Pictures;

         ii) all claims and rights of any person in respect of inventions and patent rights with respect to the recording of any and all dialogue, music and other sound effects recorded in the Pictures and with respect to the use of all equipment, apparatus, appliances and other materials used in the photographing, recording or otherwise in the manufacture of the Pictures;

            iii) all claims and rights with respect to the use, distribution, performance, exhibition and exploitation of the Pictures, and any music contained therein;

            iv) all costs of producing and completing the Pictures, including, without limitation, any and all compensation including residuals (to the extent only that residuals payable in connection herewith are then due and payable), pension and welfare benefits and other payments required by applicable guild or union agreements, due or which may become due to any actors, musicians, directors, writers or others who participated in the Pictures;

            v) any liens, claims, charges, encumbrances, restrictions, agreements, commitments or arrangements whatsoever with any person, firm or corporation, or any obligation then due and payable and all defaults under, or breaches of, any contract, license or agreement which could, or would, in any way interfere with, impair, abrogate or adversely or otherwise affect any of the Rights granted to the Distributor hereunder; and

            vi) any other payments of any kind required to be made in respect, or as a result of any use of the Pictures, except to the extent expressly required to be defrayed by the Distributor hereunder.

        (f) None of the Pictures, nor any parts thereof, nor any materials contained therein or synchronized therewith, nor the titles thereof, nor the exercise by the Distributor of any right, license or privilege respecting the Pictures, violates or will violate, or infringes or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil or property right or right of privacy or "moral rights of authors" or any other right whatsoever of, or slanders or libels, any person, firm, corporation or association whatsoever.

        (g) The Owner owns and controls, or prior to Delivery of the Pictures hereunder will own or control, without any limitations or restrictions whatsoever, except as expressly approved by the Distributor in writing, all motion pictures, performance and all other Rights in and to the Pictures and all the soundtracks thereof, and has obtained or will obtain all necessary licenses required for the production, synchronization, exhibition, performance, distribution, marketing and exploitation of the Pictures (including the music contained therein, subject only to the payment of such performing fees, if any, as are customarily payable by exhibitors to such performing rights society as shall have jurisdiction) for any and all purposes and for every means, method and device now or hereafter known or required for the full, complete and unlimited exercise and enjoyment by the Distributor of each and all of the Rights.

        (h)The performing rights to all musical compositions contained in the Pictures are, or will be prior to Delivery, (i) controlled by the American Society of Composers, Authors and Publishers, Broadcast Music Inc. or their Affiliates, or (ii) in the public domain, or (iii) owned or controlled by the Owner.

        (i)The copyright in the Pictures is and will be valid and subsisting at all times hereafter and no part thereof (excluding music), is in the public domain, except for stock or re-used film and except as expressly approved by the Distributor in writing. All material upon which the Pictures is based or which is contained in the Pictures is either (i) owned by the Owner, (ii) properly licensed to the Owner, or (iii) in the public domain.

        (j)The main and end titles of the negative and pre-print materials of the Pictures contain, or will contain, on Delivery:

            i) A copyright notice in the form complying with the United States Copyright Revision Act of 1976, as amended, and the Universal Copyright Convention, with the phrase "All Rights Reserved";

            ii) The following legend shall appear in accordance with the Distributor's customary practice (i.e., located in the end titled at or near the cast of characters):

"THIS MOTION PICTURE IS PROTECTED UNDER THE LAWS OF CANADA AND THE UNITED STATES OF AMERICA AND OTHER COUNTRIES. UNAUTHORIZED DUPLICATION, DISTRIBUTION OR EXHIBITION MAY RESULT IN CIVIL LIABILITY AND CRIMINAL PROSECUTION"; and

            iii) All necessary and proper credits for the actors, directors, writers and all other persons appearing in or in connection with the production of the Pictures who are entitled to receive the same. The Distributor shall have the right to designate the form of, and to receive, credit in connection with the rights granted herein (including, without limitation, a distributor's credit and a so-called "presentation" credit), all subject to the credit obligations of Owner.

        (k)All information provided to the Distributor by the Owner as required by this Agreement shall at the time provided and continuously thereafter be true, correct and complete.

        (1)The Distributor will quietly and peacefully enjoy and possess each and all of the Rights, licenses and privileges in the Pictures herein granted or purported to be granted to it without interference or hindrance by any person.

    6.2 Distributor's Representations, Warranties and Covenants. The Distributor hereby represents, warrants and covenants to Owner as follows:

        (a) The Distributor is a limited liability company duly organized, validity existing and in good legal standing under the laws of Louisiana.

        (b) The Distributor has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The officers executing this Agreement and any agreement contemplated by this Agreement on behalf of the Distributor have the legal power, right and actual authority to bind the Distributor to the terms and conditions hereof and thereof. This Agreement constitutes the legal, valid and binding agreement of the Distributor, enforceable in accordance with its taints.

        (c) There are no suits, actions, arbitrations, or legal, administrative or other proceedings, or governmental investigations pending or, to the best knowledge of the Distributor, threatened, against the Distributor.

    6.3 Indemnity. Distributor and Owner (in this capacity "Indemnitor") do hereby and shall at all times indemnify and hold harmless the other parties, their successors and assignees, and all officers, directors, agents, attorneys and employees of the foregoing (herein collectively referred to as "Indemnitees") from and against any and all costs, claims, charges, recoveries, losses, expenses (including, but not limited to, attorneys' fees and disbursements), liabilities, damages, judgments, settlements, injunctions, compromises, penalties, decrees or any other loss of any kind or nature whatsoever (all referred to herein as "Loss") which may be made, asserted, maintained or secured against, or suffered by, any Indemnitee caused by or arising out of any breach by the Indemnitor of any of its representations warranties, agreements or undertakings herein, including, without limitation, any consequential or special damages proximately caused by the foregoing. Indemnitees agree to give Notice to the Indemnitor of any claim, demand or action which is or may be subject to this section ("Claim") promptly after obtaining knowledge thereof and shall on request make available to the Indemnitor all documents relating to the Claim, but failure to give Notice shall not affect the right of any Indemnitee to indemnification herein if the Indemnitee can establish that the Indemnitor is not prejudiced by such failure. Promptly upon receipt of such Notice or upon obtaining knowledge of any Claim, the Indemnitor agrees to assume the defense of the Claim on behalf of itself and Indemnitees at the sole cost of the Indemnitor. The Indemnitees or each of them shall have the right to participate in the defense of any Claim through counsel of their choice at their own expense. If the Indemnitor fails to promptly assume the defense of any Claim, the Indemnitees or any of them may do so and the Indemnitor shall promptly reimburse the Indemnitees for all costs and expenses (including, but not limited to attorney's fees and disbursements) incurred in connection therewith as such are incurred; in such case the Indemnitees shall not settle or compromise any Claim without the Consent of the Indemnitor, such Consent not to be unreasonably withheld. If the Indemnitor shall fail to so reimburse the Indemnitees, then, without waiving their rights otherwise to enforce such reimbursement, the Indemnitor shall, on behalf of the Indemnitees, have the right to deduct the said amount of such payments, costs and expenses, or any part thereof, from any sums accruing to or for the account of the Indemnitor under this Agreement.

ARTICLE 7
TERMINATION, DEFAULTS
    7.1 Limitations. This Agreement may not be terminated, revoked, cancelled, rescinded or otherwise abrogated for any reason whatsoever prior to the expiration of the Term, without the Consent of Distributor.

    7.2 Effect on Existing Agreements. Notwithstanding any other provision of this Agreement, with respect to any sub-distribution or licensing agreements or any assignments entered into by the Distributor in connection with the Rights ("Sub-Distribution Agreements"), the following shall apply:

        (a) any termination, expiration, revocation, cancellation, rescission, repudiation, abrogation or failure of any aspect of this Agreement, occurring for any reason whatsoever, shall so far as the Owner is concerned be subject to and shall in no way affect any Sub-Distribution Agreements, regardless of (inter alia) the length of the remaining term of any such Sub-Distribution Agreements;

        (b) the Owner shall do nothing to disturb or interfere in any way with any rights under the Sub-Distribution Agreements; and in connection with the foregoing, at the end of the Term of this Agreement, any agreements entered into, or Rights granted, prior thereto by the Distributor in the exercise of its Rights under this Agreement (or by any of its sub-distributors or licensees in the exercise of the Rights granted to them by the Distributor), which have not by their terms terminated or expired, shall remain in effect and the Group shall succeed to the Distributor's position thereunder;

        (c) all sales, assignments, pledges, encumbrances or other transfers of any nature whatsoever, made at any time whatsoever by, on behalf of or under the authority of the Owner of all or any part of the Owner's rights in the Pictures, shall be subject to all such Sub-Distribution Agreements; and

        (d) if by operation of law or otherwise any rights in such Sub-Distribution Agreements roves in or revert to the Owner, then the Owner will grant to such persons as the Distributor may designate effective immediately upon any such revesting or reverting all such rights under the affected Sub-Distribution Agreements as necessary, appropriate or convenient in the Distributor's sole discretion, and the Owner hereby irrevocably appoints the Distributor as the Owner's exclusive attorney-in-fact, for its use and benefit, with full power of delegation, substitution and re-substitution, for the purpose of executing, acknowledging, filing and recording any and all documents and instruments and doing all other acts necessary or advisable to further accomplish the purposes aforesaid, this power of attorney to survive the dissolution, bankruptcy or other legal incapacity of the Owner.

    7.3 Events of Default - Distributor. An "Event of Default" by the Distributor shall mean the occurrence of any of the following events.

    (a)The breach or failure of the Distributor to keep or perform any other agreement or obligation or any representation or warranty of the Distributor made under this Agreement, which breach or failure continues for a period of 30 days following a receipt of a Notice from the Owner requiring the Distributor to fully perform or remedy such breach and is confirmed by a final judgment of a court of competent jurisdiction, if Distributor disputes any such claim of breach;

        (b) The making by the Distributor of any general arrangement or assignment for the benefit of its creditors;

        (c) The commencement of any bankruptcy, insolvency, reorganization or liquidation proceeding by or against the Distributor; or

        (d) The appointment of a conservator, trustee or receiver for the administration of the Distributor's financial affairs, or to take possession of substantially all of the Distributor's assets.

    7.4. Cure Period. In the event of a breach or default by the Owner or by the Distributor, other than those breaches and defaults set forth as Events of Default in Sections 7.3 hereof, no such event shall be actionable at law or in equity unless and until:

            (i) The breaching party receives Notice of the event of breach or default from the other party; and

            (ii) The breaching party fails to cure the breach or default within 30 days of the Notice Date.

    7.5 Remedies. All rights and remedies granted to the Distributor under this Agreement are cumulative and the exercise of one shall not limit or affect the Distributor's right concurrently or subsequently to exercise any other right or remedy, and shall be in addition to such other rights or remedies as the Distributor may have at law, in equity, under this Agreement or otherwise. The Owner acknowledges and agrees that the rights granted to the Distributor hereunder are of a special, unique and extraordinary nature, the breach, loss or impairment of which would cause irreparable harm to the Distributor, and could not adequately be compensated for by money damages. Accordingly, in the event of any actual or anticipatory breach, loss or impairment of such rights, in addition to all other remedies which may be available to the Distributor, the Distributor shall be entitled to injunctive relief against the Owner and against each and every one of its predecessors and successors and assigns with respect to the rights granted to the Distributor hereunder to prevent any such breach, loss or impairment. In no event shall the Owner be entitled to seek or obtain any injunctive relief with respect to the exercise by the Distributor of any Rights granted to the Distributor hereunder, it being agreed that the only remedy of the Owner shall be an action for an accounting or for damages, without limiting the Owner's rights pursuant to Section 7.3 hereof.

    7.6 Force Majeure. Notwithstanding any other provisions of this Agreement, neither party shall be liable to the other in damages or otherwise because of any failure to perform hereunder caused by fire, earthquake, flood, epidemic, catastrophic accident, explosion, casualty, strike, lock-out, riot, civil disturbance, act of public enemy, embargo, war, act of God, by any municipal, state or federal ordinance or law, by any legally constituted authority, whether municipal, state or federal, by the issuance of any executive or judicial order, or the unavailability of the director or any principal cast member (which unavailability is beyond the reasonable control of the producer of the Pictures and of the Distributor and which prevents production of the Pictures; due to their death, incapacity or default of their agreements with the production entity that produces the relevant Pictures (to the extent not covered by insurance). In no event shall inclement weather be deemed to be or considered as an event of force majeure for any purpose of this Agreement. If the distribution of the Pictures shall be materially interrupted by any such cause, or if, for any reason whatsoever, the majority of the motion picture theatres in any country comprising the Territory exhibiting motion pictures shall be closed for one week or more, then at the election of the Distributor, the Distributor's obligations under this Agreement may be suspended with respect to such country in the Distributor's sole discretion for such time as such conditions may exist.

ARTICLE 8

LEGAL PROCEEDINGS

    8.1 Copyright Infringement. If any person shall do or perform any acts which the Distributor believes constitute in the Territory a copyright infringement of the Pictures or of any of the literary, dramatic or musical material contained in the Pictures, or constitute a plagiarism, or violate or infringe any right of the Owner, the Distributor or any sub-distributor or licensee of the Distributor (as the case may be) or if any person shall do or perform any acts which the Distributor believes constitute an unauthorized or unlawful distribution, exhibition, or use thereof, then and in any such event, the Distributor (and any of its sub-distributors or licensees) may and shall have the exclusive right to take such steps and institute such suits or proceedings as the Distributor (or any of its sub-distributors or licensees) may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be advisable, necessary or proper for the full protection of the rights of such parties, and if the Distributor fails to take any such action, any one of the Owner or IDC may do so in the Distributor's name but at the sole expense of the prosecuting party. The name of the Owner, may be utilized to the extent permitted by law in any suits or proceedings which may be brought by the Distributor or its sub-distributors or licensees.

    8.2 Right to Defend. If any claim shall be made against the Owner in respect of:

        i) the Pictures,

        ii) any of the Rights granted to the Distributor hereunder, or

        iii) any matter for which the Distributor is required to indemnify the Owner hereunder,

the Owner undertakes to give notice to the Distributor of such claim, as promptly as is reasonably possible, and in no event later than fifteen (15) days after the Notice Date and the Distributor shall have the right to engage such legal representatives as it shall require in connection therewith and the exclusive right to control the defense, prosecution or settlement of the applicable claim (whether or not by the issuance of legal proceedings to the extent permitted by law), subject to the Owner being indemnified by the Distributor against any legal and other costs occasioned by the Owner in respect of such claim unless the Owner shall elect to participate in the applicable proceeding together with the Distributor through counsel of the Owner's choice.

    8.3Further Assurances. If the Distributor deems it necessary or appropriate to effectuate, confirm. and protect any of its rights granted to it hereunder, the Owner agrees to promptly execute any documents and do any acts reasonably appropriate to confirm and effect such rights (specifically including those rights set forth in Article 7 and this Article), and if the Owner shall fail to do so within two (2) business days after the Distributor's request, the Distributor shall have the right to execute such documents and perform such acts in the name of the Owner on its behalf but for the Distributor's benefit, and the Owner does hereby irrevocably appoint the Distributor as their attorney-in-fact (with full power of delegation, substitution and re-substitution) for such purposes.

ARTICLE 9

MISCELLANEOUS

    9.1 No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto (and in the case of Indemnities, any Indemnitee) any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any provision hereof, this Agreement and all of its provisions being intended to be and being for the sole and exclusive benefit of the parties hereto.

    9.2 Waivers. Any party may waive the benefit of any term, condition, warranty or covenant in this Agreement or any right or remedy at law or in equity but only by an instrument in writing signed by the party to be charged. The waiver of any breach of this Agreement or any right or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof or of the opportunity to exercise such right or remedy at any preceding or subsequent time.

    9.3Assignment. The Distributor may not assign its rights and delegate its obligations under this Agreement to any person without the prior written Consent of the Owner, which Consent shall not be unreasonably withheld, unless to a person controlled by or under common control with Peter M. Hoffman. The Owner may not assign their rights or delegate their obligations without the prior written Consent of the Distributor, which Consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall endure to the benefit of and be binding upon the successors and assigns of each party.

    9.4 Amendments. This Agreement may not be altered, modified, amended, cancelled, rescinded, discharged or terminated except as specifically herein provided or by an instrument in writing signed by both parties.

    9.5 Entire Agreement. No person, whether or not an officer, agent, employee or representative of any party hereto, has made for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding ("Other Agreements") not expressly set forth in this Agreement. This Agreement and all agreements referred to herein constitute the entire agreement between the parties and supersede all prior or concurrent oral or written, express or implied Other Agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any manner rely upon any Other Agreements, other than those Agreements specifically set forth in this Agreement or in any agreements referred to therein.

    9.6 Governing Law. This Agreement shall be deemed a contract made under and shall be construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the laws of California and the parties hereto attorn to the jurisdiction of the courts of Los Angeles, California.

    9.7 Captions. Captions or paragraph headings are used herein for convenience of reference only, shall not constitute a part of this Agreement and shall not be utilized or referred to in the construction or interpretation of this Agreement.

    9.8 Currency. Unless otherwise indicated, all references herein to any sum of money shall be deemed to be a reference to lawful currency of the United States of America and all sums or amounts payable hereunder shall be paid in such currency.

    9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original hereof and which together shall constitute one agreement.

    9.10 Notices. All notices, approvals, requests or demands ("Notices") which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall be addressed to the address provided for herein. All Notices shall be given in one of the following ways:

(i)	by delivery to the address set forth below for such party;

(ii)	by mail, registered or certified (return receipt requested), postage prepaid, airmail (if available); or

(iii)
by transmittal by any electronic means whether now known or hereafter developed, including but not limited to, telex, telecopier, or facsimile transmissions, able to be received by the party intended to receive notice. If so delivered, mailed, telegraphed, cabled, or transmitted, each Notice shall, except as herein expressly provided, be conclusively deemed to have been given when delivered, or when electronically transmitted, or on the fifth business day following the date of mailing, as the case may be. The addresses of the parties shall be those of which the other party actually receives written Notice and until further notice are:

To the Distributor:

SEVEN ARTS PICTURES LOUISIANA LLC 1100 Poydras Street, Suite 2810
New Orleans, LA 70163
Tel: 504) 576-6959
Attn: Michael Arata

To Owner:

SEVEN ARTS FILMED ENTERTAINMENT (UK) LIMITED 38 Hertford Street

London WU 7SG UK

Tel: +44 20 3006 8222
Fax: (310) 556-8945
Attn: Larry Barnett

    9.11 Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever any provision of this Agreement is held to be invalid or illegal under any material statute, law, ordinance, order or regulation, such provision shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and such curtailment or limitation shall not affect the validity of the remainder of this Agreement or any other provisions hereof.

    9.12 Time. Time is of the essence with respect to this Agreement.

    9.13 Name and Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and the neuter gender shall include the masculine and feminine, as the context requires; and the words "person" or "party" shall include corporations, firms, Owner, or other forms of association.

    9.14 Attorneys' Fees. In any action, suit or proceedings brought by either party with respect to this Agreement, its subject matter or the actions, statements or conduct of the parties hereunder, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in connection therewith, including but not limited to attorneys' fees, attorneys' costs and court costs.

    9.15 Further Assurances. Each party shall execute and deliver such other documents or instrument as may be necessary or desirable to evidence, effectuate or confirm this Agreement, and any of the terms and conditions hereof.

    9.16 Not a Joint Venture or Sale. Nothing herein contained shall constitute a partnership between, or joint venture by, the parties hereto or constitute either party the agent of the other; and neither shall anything contained herein constitute a purchase or sale agreement. The parties hereby acknowledge that this Agreement constitutes a license of certain distribution rights as to the Pictures and grant of certain ancillary rights and obligations in connection therewith. Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall become liable for the representation, act or omission of the other contrary to the provisions hereof.

    9.17 Definitions. Unless otherwise defined, all capitalized terms shall have the meanings ascribed to them in Exhibit "4" hereof.

    9.18 Exhibits. Each and every Exhibit attached hereto is incorporated herein by this reference as if set forth in full.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SEVEN ARTS PICTURES LOUISIANA LLC

By:____/s/ Peter Hoffman___
Name: Peter Hoffman
Title: CEO

SEVEN ARTS FILMED ENTERTAINMENT (UK) LIMITED

By:____/s/ Elaine New______
Name: Elaine New
Title: Finance Director

LIST OF EXHIBITS
TO
INTERNATIONAL DISTRIBUTION AGREEMENT

EXHIBIT "I" Pictures

EXHIBIT "2"Delivery Requirements

EXHIBIT "3"Entitlement Schedule and Certain Other Provisions

EXHIBIT "4" Definitions

EXHIBIT “1”
TO
PICTURES

Asylum
Stander
No Good Deed
I’ll Sleep When I’m Dead
Supercross
A Shot At Glory
Johnny Mnemonic
Never Talk To Strangers
Shattered Image
The Hustle
Pool Hall Prophets aka Shooting Gallery
Boo
Cemetery Gates
Popstar
Red Riding Hood
Back In The Day
Captivity Mirror Wars Getting’ It
The Wedding Chest
The Mesmerist
A Broken Life
Drunkboat Deal
Noise aka The Rectifier
American Summer aka The Pool Boys
Autopsy
Knife Edge
Nine Miles Down
Hades aka The Black Waters of Echo Pond
Night of the Demons

EXHIBIT "2"
TO
INTERNATIONAL DISTRIBUTION AGREEMENT

DELIVERY REQUIREMENTS

I. Delivery Items: Delivery of the Pictures shall consist of the Owner making physical delivery, at the sole cost and expense of the Owner, of the items required in the Sub-Distribution Agreements or the items set forth herein to such delivery location as hereinafter designated or as the parties shall otherwise designate.

A.Delivery Locations:

    1. "Laboratory" means Deluxe, Los Angeles, California.

B.Picture Items:

    1.Original Picture Negative: The original 35mm picture negative, which shall: (a) conform to the American National Standards Institute Catalogue reference P.H. 22.59, "35mm Motion Picture Camera Aperture Images"; (b) be fully cut, edited and assembled complete with credits and main, narrative (if any), end and all descriptive titles; (c) conform in all respects to the final edited version of the action work print of the Pictures; and (d) be in all respects ready and suitable for use in the printing of commercially acceptable positive prints.

    2. Magnetic Soundtrack: One (1) 35mm original three-track magnetic master, Dolby-A encoded (if applicable), which shall: (a) consist of separate dialogue, music and sound effects, fully recorded; (b) be equalized and in perfect synchronization with the Picture action; (c) conform in all respects to the Answer Print; and (d) be technically acceptable and if the Picture is to be released with an alternate sound system (e.g. Dolby Stereo): (a) a standard four-track magnetic sound master that includes left, centre, right, and surround signals, and that is Dolby-A encoded; or (b) a Dolby Stereo optical encoded two-stripe magnetic sound master. If the Picture is to be released in 70mm: a six-track magnetic sound master that includes left, centre, right, surround signals and two boom tracks. All soundtracks that are Dolby-A encoded shall include at least 30 seconds of "Dolby set level tone" at the head of each reel and 30 seconds of "pink noise" at the head of one reel.

    3. Soundtrack Negative: One (1) fully mixed and recorded original 35mm optical soundtrack negative of the Pictures, which shall be: ' (a) made from the Magnetic Soundtrack; (b) of technically acceptable quality; (c) prepared for printing in perfect synchronization with the Answer Print; and (d) technically acceptable in accordance with Paragraph 1.02 of the Agreement. If the Picture is to be released with an alternate sound system (e.g. Dolby Stereo), the appropriate stereo optical soundtrack negative is to be delivered. If the Picture is to be released in 70mm, the optical soundtrack negative corresponding to 70mm is to be delivered.

    4. Answer Print: One (1) first-class —35mm composite, fully timed print of the Pictures, which shall be: (a) manufactured from the Original Picture Negative and Soundtrack Negative, (b) fully titled, (c) in perfect synchronization and conformed to the final edited version of the action work print of the Pictures, (d) approved by the Distributor, and (e) technically acceptable in accordance with Paragraph 1.2 of the Agreement, and in all respects ready and suitable for distribution and exhibition.

    5. Color Interpositive Protection Master: If the Picture is in color, one (1) 35mm fully timed interpositive master of the Picture, conformed in all respects to the Answer Print. If the Picture is in black and white, one (1) 35mm fully timed fine grain master of the Picture, conformed in all respects to the Answer Print.

    6. Internegative: If included in the approved Pictures budget, one (1) intemegative manufactured from the interpositive conformed in all respects to the delivered and accepted answer print, and one (1) composite spliceless check print from each such internegative.

    7. Titles/Textless Background: (a) One (1) 35mm fully timed textless background negative of the main, credits, narrative (if any), and end titles, conformed in all respects to the Original Picture Negative, and (b) one (1) 35mm action-only positive print made from the timed textless negative.

    8. Deleted.

    9. Television Cover Shots: Cover shots of the Pictures satisfactory to the Distributor which will enable the Distributor to make a version of the Pictures acceptable for exhibition on television in the Territory.

    10. Film Materials: Prints, interpositives, sound effects tracks, dialogue tracks, music tracks and other film materials including lifts, trims, and outtakes made in connection with the production of the Pictures.

    11. Work Materials: The action work print and cutting continuity book including the film editor's script notes and logs.

    12. Continuities: One (1) legible typewritten copy in the English language of a detailed, final dialogue and action continuity of the Pictures containing all dialogue, narration, song vocals, as well as a cut by cut description of the Pictures action, conforming exactly to the photographic action and soundtracks of the completed Pictures as embodied in the Answer Print. The Continuities shall be in such form as to be suitable for transmission to censorship authorities and for use in connection with dubbing and sub-titling of the Pictures. If the dialogue of the Pictures was recorded in a language other than English, the Continuity shall contain a literal English translation.

    13. Music Cue Sheets: One (1) copy of a music cue sheet showing the particulars of all music contained in the Pictures, including the sound equipment used, the title of each composition, the names of composers, publishers, and copyright Owners, the usages (whether instrumental, instrumental-visual, vocal, vocalvisnal or otherwise), the place and number of such uses showing the film footage and running time for each cue, the performing rights society involved, and any other information customarily set forth in music cue sheets.

    14. Musical Score/Lead Sheets/Songs: The conductor's score of all instrumental and vocal parts of all music recorded for the Pictures, and the composer's orchestra sketches, if prepared, and the composer's lead sheets for the entire musical score of the Pictures and for the music and lyrics of each song composed for the Pictures. A notated score of all instrumental and vocal parts of all music recorded for the Pictures.

    15. French Dubbed/Spanish Dubbed and Subtitled Versions: If held by or under the control of the Owner, the Owner shall permit the Distributor, or if held by or under the control of the Distributor or its Affiliates, the Distributor shall permit the Owner to have free access to the following material at the time such material is available:

i)	One (1) 35mm composite Magnetic Soundtracks dubbed in the French or Spanish language;

ii)	Main end title negatives in the French and Spanish languages;

iii)	One (1) 35mm release print each of the French dubbed and Spanish dubbed versions of the Pictures;

iv)	One (1) high contrast positive overlay title role in the Spanish language for the Western Hemisphere; and

v)	Foreign language continuity books for the French dubbed, Spanish dubbed and Spanish sub-titled versions of the Pictures.

(b)The applicable party shall deliver to the other party laboratory access letters, in substantially the forms attached to this Exhibit "A" as Schedules " 1 " and "2", dated on or prior to the date of delivery of the Pictures, and executed by both the Owner or the Distributor, as applicable, and the laboratory having possession of the necessary material. Said laboratory access letters shall provide the Distributor with access to all elements necessary to make the French dubbed and Spanish dubbed and sub-titled motion picture copies, at the expense of the party ordering such materials, required by the Distributor in the exercise of its rights hereunder.

C.Trailer Production Materials: The Owner shall deliver to the Distributor not later than two (2) weeks after the completion of the first cut of the Pictures prepared by the director and presented to the Owner (the "Distributor's First Cut"), unless the Distributor notifies the Owner that the Distributor anticipates that it will release the Pictures on a date more than two months after the proposed delivery date, in which case the Owner shall deliver not later than one (1) week after completion of the last cut of the Pictures prepared by the director or the Owner prior to the final mix of the Pictures (the "Last Cut"), the following:

    1. Black and White Dupe: One (1) black and white dupe of the action work print of the Director's First Cut or the Last Cut, as applicable.

    2. Soundtrack: One (1) 35mm full coat magnetic film soundtrack consisting of separate dialogue, music and sound effects and conforming to the soundtrack of the action work print of the Director's First Cut or the Last Cut, as applicable.

D.Documentation:

    1. Literary Materials: A copy of the story, screenplay and final shooting script of the Pictures and of all preliminary drafts, treatments, continuities, and other literary material relating to the Pictures, and all related copyright filings.

    2. Deleted.

    3. Production Information: One (1) copy of all Production Reports and complete information, verified as true and accurate by the Owner, of: (a) all costs incurred in connection with the preparation, production, completion and delivery of the Pictures, if requested by the Distributor; (b) dates of commencement and conclusion of principal photography; (c) all locations of photography, including retakes; (d) where edited; and (e) where scored.

    4. Dubbing Restrictions: A statement of any restrictions as to the dubbing of the voice of any player including dubbing dialogue in a language other than the language in which the Pictures was recorded.

    5. Contracts: To be delivered if requested by the Distributor: Duplicate originals or legible copies of all agreements, licenses, waivers or other documents relating to the production of the Pictures, including but not limited to:

        (a) Basic Material: Those covering the acquisition of literary, dramatic and other works and material of whatever nature upon which the Pictures may be based and/or used in the production of the Pictures, including copyright and title search reports.

        (b) Music and Lyrics: Those covering the acquisition and performance of all music and lyrics utilized in connection with the Pictures.

        (c) Service Contracts: Those covering the rendition of services by writers, players, producers, directors, extras, and all other persons rendering any services in connection with the Pictures.

        (d) Rental Contracts: Those covering set and location rentals and clearances, and equipment rentals. (Deliver to Production Accounting).

        (e) Production Contracts: Those covering photographic releases and the rendition of services by production personnel. (Delivery to Production Accounting).

        (f)Featurette Clearances: Those covering the right to use an individual's name and likeness in featurette motion pictures dealing with the Pictures.

    6.Music Licenses and Assignment: A copy of valid licenses for the full period of copyright in the Pictures for the synchronous recording of all copyrighted music in the Pictures and the performance thereof in the Territory, and evidence of full payment therefor. If the rights granted to the Distributor include music publishing rights, an assignment from the composer of all original music written for the Pictures, to the Distributor or its designee, duly executed and acknowledged by such composer.

    7. E & 0 Insurance: A copy of a "Motion Picture Producer and Distributor Errors and Omissions" insurance policy naming the Distributor as an additional named insured, which policy shall have limits of at least $1,000,000 with respect to any one claim relating to the Pictures and $3,000,000 with respect to all claims relating to the Pictures in the aggregate. Said policy shall be for a term of not less than three (3) years commencing as of delivery of the Pictures to the Distributor together with evidence indicating that the premium for such policy has been paid in full for the three (3) year term. Said policy shall include a provision that it may not be revised, modified or cancelled without the written consent of the Distributor and shall include a provision that it shall be deemed to be primary insurance and that any insurance obtained by the Distributor shall be excess insurance not subject to exposure until the insurance coverage of the delivered policy shall be exhausted. Said policy to be delivered to the Distributor not later than three (3) weeks prior to the commencement of principal photography of the Pictures.

    8. Laboratory Access Letters: Any laboratory access letters which may be requested by the Distributor and which are in form and substance acceptable to the parties hereby acting reasonably.

E.Publicity and Advertising Materials: To be delivered to the Distributor not later than three (3) weeks after the completion of principal photography of the Pictures (if principal photography has not been completed at the time of the signing of this Agreement) or upon the conclusion of the signing of this Agreement (if principal photography of the Pictures has been completed at such time):

    1.Stills: The original negative and one (1) positive print of five hundred (500) different black and white still photographs, and color transparencies of three hundred fifty (350) different color still photographs, all photographed by an experienced still photographer assigned to the Pictures during at least three (3) weeks of principal photography of the Pictures. Said still photographs shall depict different scenes from the Pictures, production activities, and infoimal poses, the majority of which depict the principal members of the cast. Each still photograph shall be accompanied by a notation identifying the persons and events depicted and shall be suitable for reproduction for advertising and publicity purposes. If a player has still approval, the Owner shall furnish the Distributor an appropriate written clearance from the player. The Owner shall furnish the Distributor a positive print or color transparency of all other still photographs photographed in connection with the production of the Pictures. The Distributor shall have the right to borrow, for a reasonable time, the negative of any of such other material for the purpose of making reproductions thereof.

    2. Biographies: One (1) biography (one to three typewritten pages in length) of each of the principal players, writers, individual producer and director of the Pictures, including information, if available, as to the individual's height, weight, color of hair and eyes, and, in the case of actresses, clothing size.

    3. Stories: A minimum of three (3) news stories (50 to 150 words in length) on various aspects of events during production of the Pictures prepared by a publicist assigned to the Pictures ("Unit Publicist") and a minimum of six (6) feature stories of 600 words each prepared by the Unit Publicist, involving the principal players, supporting players, writer, individual producer, director, production personnel, locations and special interest material for publicity purposes, including at least three (3) stories on each of the principal players and two (2) stories regarding the physical production of the Pictures as to location and technical considerations.

    4. Production Notes: Notes as to the production of the Pictures prepared by the Unit Publicist, including items relating to: underlying work (original screenplay, book, etc.); places where the Picture was photographed; any interesting anecdotes dealing with the production or background of the Pictures.

    5.Synopsis: Ten (10) copies of the brief synopsis in the English language (one type-written page in length) of the story of the Pictures and ten (10) copies of a synopsis in the English language (three type-written pages in length) of the story of the Pictures.

    6. Advertising Materials: One (1) copy of all advertisements, paper accessories and other advertising materials, if any, prepared by the Owner or by any other party in connection with the Pictures, including samples of one-sheet posters and individual advertising art elements and transparencies necessary to make proofs thereof.

    7. Credits: The statement of credits applicable to the Pictures including verification of the writing credits by the appropriate writers guild and photographic excerpts of all the Owner's obligations (taken from the actual contract) to accord credit on the screen, in advertising, in paperbacks and on recordings; and excerpts as to any restrictions as to use of name and likeness. Said credits shall conform to the standard credit requirements of the Distributor for comparable artists unless otherwise agreed to in the Agreement.

    8. Cast: One (1) copy of a list indicating the name of the character portrayed by each player and a complete description of the character.

    9. Technical Crew: One (1) copy of a list of all technical personnel (including their title or assignment) involved in the production of the Pictures.

    10. Titles: Two (2) typewritten lists of the main credits and end titles of the Pictures.

    11. French and Spanish Language Materials: Access to French and Spanish language publicity and advertising materials: the Owner will arrange for the Distributor to have access, where located, at such time as the material is available, to the following, dubbed in French and Spanish language and sub-titled in the Spanish language for the Western Hemisphere:

(a)	All Picture advertising original art material or transparencies, and

                   (b) All Picture publicity material, and

(c)	35mm color interpositive protection masters of theatrical trailers and television spots for the picture, and

(d)	Master tapes of radio spots,

to permit the Distributor to make or have, at laboratory cost, advertising and publicity material for use by the Distributor and its Licensees in the exercise of the Distributor's rights hereunder.

ILIncomplete Delivery: To the extent that any such materials or documents are incomplete or fail to meet the requirements specified herein, the Distributor shall so notify Owner, and the Owner shall immediately thereafter correct all such deficiencies by making delivery to the Distributor of the proper materials and documents required hereunder. Acceptance by the Distributor of less than all of the items required for delivery of the Pictures and/or release of the Pictures shall not be construed as a waiver by the Distributor of Owner's obligation to deliver any item required hereunder. Under no circumstances shall Owner be relieved of the obligation to deliver all of the materials and documents required hereunder, nor shall the Distributor be deemed to have waived any of the said delivery requirements unless the Distributor shall so notify the Owner in writing designating the particular item or items which need not be delivered by the Owner to the Distributor. The cost of any item of delivery which is omitted by the Owner or is supplied by the Distributor by reason of Owner's failure to deliver the item shall be charged to the Pictures as a Distribution Expense item or deducted from the first amounts otherwise payable to the Producer under the Agreement, or shall be paid for by the Owner immediately upon the Distributor's request, as the Distributor in its sole discretion may determine. THE TIMELY AND COMPLETE DELIVERY OF THE ITEMS SPECIFIED IN THIS SCHEDULE IS A CONDITION PRECEDENT TO ANY OBLIGATION THE DISTRIBUTOR MAY HAVE OR MAY UNDERTAKE TO PAY ANY AMOUNTS, OTHER THAN ANY ADVANCES PAYABLE HEREUNDER, DUE TO THE OWNER PURSUANT TO THIS AGREEMENT, INCLUDING ANY RESIDUALS PURSUANT TO THE APPLICABLE COLLECTIVE BARGAINING AGREEMENTS.

EXHIBIT "3"
TO
INTERNATIONAL DISTRIBUTION AGREEMENT

ENTITLEMENTS SCHEDULE AND CERTAIN OTHER PROVISIONS

I. Net Receipts. Net Receipts means the amount of Gross Receipts at the close of any Period remaining, if any, after first deducting from Gross Receipts, on a continuing and cumulative basis, the aggregate of the following items in the order of priority set forth below:

    A. any Distribution Fees and Expenses incurred by the Distributor in connection with the distribution, exhibition or exploitation of any of its Rights hereunder which have not previously been recouped by the Distributor; and

    B. all third party participations payable in connection with the Pictures.

II.Gross Receipts.

    A.Gross Receipts means the aggregate of the following at the close of each Period (as defined in Paragraph V below):

        1.Gross Film Rentals. All monies actually received and earned by the Distributor from licenses of the Rights to exhibit the Pictures hereunder (including by means of television devices or networks and through all other non-theatrical methods of distribution) by means of any size or gauge of film or other material in any and all languages and versions. Outright Sales Receipts and receipts from the exploitation of Video Rights shall not be deemed Gross Film Rentals. Calculation of Gross Film Rentals shall be subject to the following:

a)
No costs (however incurred, paid or allowed) shall be deducted in calculating Gross Receipts (including co-operative or theater advertising), and if deducted at the source, shall be added back to Gross Receipts for purposes hereof.

b)
Amounts to be included as Gross Receipts shall be determined after all refunds, credits, discounts, allowances and adjustments for whatever reason granted. Until earned, forfeited or applied to the Pictures, neither advance payments nor security deposits shall be included in Gross Receipts. Without limiting the foregoing, non-returnable advances or guarantees shall not be included in Gross Receipts except to the extent recouped from actual revenues derived by the Distributor.

        2.Outright Sale Receipts. All net monies actually received by the Distributor or its Affiliates from Outright Sales

        3.Video Royalties. All earned net royalties received by the Distributor or its Affiliates (or credited against an advance or guarantee previously received) under the terms of licenses granting Video Rights to any Person.

        4.Subsidies. All net monies received by the Distributor or its Affiliates as government subsidies solely with respect to the Pictures (and without regard to future production activities), net of any income taxes imposed by the government granting the subsidy.

         5.Miscellaneous Receipts. All monies received by the Distributor and its Affiliates solely with respect to any infringement of the copyright in the Pictures after first deducting all direct costs and expenses incurred in connection therewith, including attorney's fees.

B.For the purposes of this Agreement, Gross Receipts shall specifically not include:

1. Receipts of any exhibitors (whether theatres, television or otherwise), broadcasters, cable operators, laboratories, phonorecord retailers and distributors, music or book publishers, merchandisers, Persons who exercise Video
 Rights, or any distributor which is not a Distributor hereunder (collectively "Excluded Persons").

2. Gross Receipts contributed or paid to charitable organizations (not to exceed one percent (1%) of Gross Receipts).

3. All amounts received by any Person as Taxes or for payment of Taxes, such as admissions, sales or value-added taxes (other than taxes calculated as a percentage of income, i.e. income taxes).

4. All amounts received by any Person for the scrapping or disposal of prints or other Materials respecting the Pictures.

5. All amounts received by any Person from the sale, rental or other Use of materials and supplies, including props, sets, costumes and equipment used in connection with the Pictures.

6. All amounts received by any Person from the Use of stock footages, film and sound material retained for library purposes and photographs created in connection with the Pictures.

7. All amounts received by any Person from any Use of the written property(s), screenplay(s) or other literary materials on which the Picture is based (such as the license for any Use in other motion pictures), except to the extent specifically included as receipts from the Use of Publishing or Merchandising Rights.

8. All amounts received by any Person for a transfer of Ownership in the copyright, negative or substantially all distribution rights of the Pictures, for financing or investment in any aspect of the Pictures or its distribution, or for transfer of any tax or similar benefits associated with Ownership, control or distribution of the Pictures.

III. Distribution Fees. The Distributor shall be entitled to receive a distribution fee (the "Distribution Fee") equal to 20% of all Gross Receipts derived from the exhibition, exploitation and distribution of the Pictures as calculated under the terms hereof.

IV.Distribution Expenses. All costs, expenses and charges paid or incurred by the Distributor (which for purposes of this Paragraph shall include sub-distributors and licensees of the Distributor) by reason of, in connection with, or allocable to the derivation of the Gross Receipts from all the Pictures in all markets and media including, among other things, the following:

    A.Costs of Collection and Other Costs. The aggregate of the following:

        1.ConversionCosts. All costs of conversion of monies, including cable expense and any discounts taken for the conversion thereof directly or indirectly into United States dollars and all costs of transmission of such monies to the
United States.

        2.Taxes. All taxes, imposts, duties, tariffs and governmental fees of any nature, however denominated or characterized, imposed by any taxing authority in any Territory, directly or indirectly, on any receipts (irrespective of character or origin) of the Pictures or in connection with the Pictures, prints, trailers and other material relating to the Pictures, or the lease, license, distribution, exhibition or other disposition thereof, or the collection, conversion or remittance of monies, including personal property, turnover, sales, use, transaction, film hire, excise, stamp, added value, remittance, release, income and franchise taxes. Where local Law limits the Owner's right to receive any payment to an amount less than as provided herein, the Distributor shall be entitled to deduct, from the amount allowed to be paid to the Owner pursuant to such local Law, the total amount of all Taxes payable with respect to any monies which would otherwise have been payable to the Seller pursuant to this Exhibit, except for such limitation. Any amount withheld by reason of such limitation shall constituted Restricted Proceeds. All monies required to be paid on account of import fees, export fees, duties, imposts, customs and costs to acquire permits in connection with shipment, delivery, license, exhibition or other Use of the Pictures and prints or any Materials, and all payments and expenses with respect to contesting, compromising or settling (whether by litigation or otherwise) of any Taxes, together with any interest and penalties with respect thereto, shall be treated as Taxes. If any monies are required to be paid to a local institution, group, individual or fund, such payments shall be treated as Taxes. In no event shall the Owner be entitled to take any credits, deductions or other benefits with respect to any Taxes, nor shall the deductible amount of any Taxes (however determined) be decreased (nor Gross Receipts increased) because of the manner in which Taxes and tax credits are treated by the Distributor in filing its net income, corporate franchise, excess profits or other similar tax returns. The Owner shall not be required to pay or participate in the Distributor's own United States federal and state income taxes and franchise taxes (however denominated) based on the Distributor's actual net earnings or any income tax (however denominated) payable by the Distributor to any Territory, based on the actual net earnings of the Distributor in such Territory, it being agreed that any Taxes (however denominated) required to be withheld by any Territory in order to permit the remittance of monies from any such Territory shall not be deemed to be a tax based on the actual net earnings of the Distributor.

        3.Checking Costs. All costs incurred to investigate unauthorized exhibition or distribution of the Pictures and to determine full utilization of the Rights granted, whether such costs are direct expenses or an allocable portion of the aggregate general checking expenses incurred by the Distributor in connection with the exploitation of the Rights granted.

        4.Collection Costs. All costs incurred in connection with the collection of monies includable within Gross Receipts, including reasonable fees of attorneys and auditors, and loss, damage or liability suffered or incurred by the Distributor in the collection of such monies, whether by litigation or otherwise.

        5.Trade Association Fees. An allocable portion of dues, assessments and contributions of the Distributor to the Motion Pictures Association of America, Association of Motion Picture and Television Buyers, Motion Picture Export Association, Academy of Motion Picture Arts and Sciences, and any similarly constituted or substitute organizations throughout the world which are:

a)	an incidence of membership in such organization,

          b) in support of the purposes of such organization, and

c)	an obligation of a majority of the major motion picture distributors who are members of such organization.

        6.Guild Payments. All costs incurred with respect to payments required, including employer fringe benefits and Taxes payable with respect thereto, under applicable collective bargaining agreements by reason of or as a condition to any exhibition of the Pictures, or any part thereof, or any Use or reuse thereof for any purpose or in any media whatsoever. If the Owner or any Affiliate of the Owner is entitled, either directly or by way of participation in any fund, to any Guild Payments (the "Owner's Residuals"), to the extent permissible under applicable collective bargaining agreements, the amount of the Owner's Residuals shall not be a deductible Distribution Expense, but shall be treated as an advance against the sums due to the Owner; and conversely any sums due to the Owner paid to the Owner shall constitute an advance against the Owner's Residuals.

        7.Industry Assessments. An allocable portion of industry assessments levied by the AMPTP, MPAA, MPEA or any similarly constituted or substitute organizations which are:

a) an incidence of membership in such organization,

            b) in support of the purposes of such organization, and

c) an obligation of a majority of the major motion picture distributors who are members of such organization, including industry campaigns endorsed and supported by all or substantially all the major Persons in the motion picture industry; contributions to legal fees and related overhead of counsel retained to monitor and investigate infringement of copyright in motion pictures distributed by the Distributor; assessments for awards, settlements, contributions, judgments, legal fees and other costs incurred in connection with anti-trust proceedings (including law suits and arbitrations) of any kind in which the Distributor is involved.

        8.Quota Losses. Expenditures in a Territory outside the United States which result from the acquisition of one or more motion pictures produced in that Territory as a pre-requisite to the eligibility of the Pictures for distribution in any market or media in that Territory.

        9.Sub-distributor Fees. Any and all fees payable to any sub-distributors or licensees of the Distributor, with respect to any receipts of such sub-distributors or licensees which are included as Gross Film Rentals under paragraph 2(a) above.

B.Print and Advertising Costs. The aggregate of the following (but not to exceed $250,000 unless otherwise approved by the Owner):

        1.Advertising Costs. All costs incurred to advertise, publicize and promote the Pictures in any way, including the following:

            a) Publications. Costs of purchasing advertising space in newspapers, magazines, periodicals, trade papers and other printed publications, all charged at the standard prices or card rates in effect at the time any applicable cost is incurred, as maintained by the agencies or facilities generally used by the Distributor, regardless of how actually placed or the Cost thereof.

            b) Radio and Television. Costs of purchasing advertising time on the radio and television, all charged at the standard prices or card rates in effect at the time any applicable cost is incurred, as maintained by the agencies or facilities generally used by the Distributor, regardless of how actually placed or the Cost thereof; costs of physical materials used in the production and broadcasting of commercials by radio and television; cost of preparation, production and shipping of commercials; costs of placement, integration and monitoring of commercials.

            c) Direct Mail. Costs of preparing and mailing printed advertising and promotional materials, including an allocable share of the salaries and employee benefits of employees of the Distributor directly engaged in any of the foregoing.

            d) Display. Costs of purchasing advertising space on billboards and other locations, all charged at the standard prices or card rates in effect at the time any applicable cost is incurred, as maintained by the agencies or facilities generally used by the Distributor, regardless of how actually placed or the Cost thereof; and of preparation, production and distribution of display materials.

        e) Promotional Activities. Salaries, fees and living, travel and business expenses of publicists, press representatives and field and exploitation men, allocated on the basis of time spent on the Pictures, whether paid to the
             Distributor's employees or other persons; salaries, fees and living, travel and business expenses relating to tours and personal appearances of personalities connected with the Pictures, whether paid to the Distributor's employees or other persons; costs of previews, screenings and premiers; living, travel and business expenses (but not salaries) of the Distributor's advertising and publicity personnel when travel is directly attributable to or occasioned by the Pictures.

            f) Entertainment. Costs of entertaining press and personalities.

g) Commercial Tie-Ins. Costs of creation, procurement, preparation, placement and supervision of promotional tie-ins with commercial products, including the purchase of advertising space and time, all charged at the standard prices or card rates in effect at the time any applicable cost is incurred, as maintained by the agencies or facilities generally used by the Distributor, regardless of how actually placed or the Cost thereof

h) Research Surveys and Tests. Costs of formulation, performance and evaluation of research, surveys, studies and tests of advertising concepts, advertising campaigns, media effectiveness, market demographics and the like on a qualitative and quantitative basis.

i) Promotional Materials. Costs of creation, preparation, production, fabrication and distribution of press books, press kits, screening invitations, tickets, programs, featurettes, teaser trailers, trailers, film clips, special photography, biographies, synopses, billing sheets, lobby displays, stills, publicity releases, posters, advertising accessories and sound records.

j) Printing Materials. Costs of creation, preparation, production and fabrication of art work, engravings, cuts, plates, color separations and mechanicals, including the physical materials required therefor.

k) Convention Expenses. Costs incurred at sales conventions or festivals, including travel, entertainment, lodgings, promotional activities and other matters as allocated to the Pictures.

            1)Co-op Advertising. Any of the foregoing items of expenses incurred to advertise, publicize and promote the Pictures in any manner in connection with the Use of the Theatrical Rights, whether paid by the Distributor or charged to him as a credit against or a deduction from Gross Receipts in accountings rendered to the Distributor.

        2.Advertising Overhead. An amount equal to ten percent (10%) of the aggregate of all costs deductible under the preceding sub-paragraph (a) above to cover salaries and indirect operating costs of the Distributor's advertising and publicity personnel.

        3.Costs of Prints and Other Materials. All costs, to the extent not included in Negative Costs, incurred to manufacture, prepare, duplicate or deliver positive prints of the Pictures and any other negative or positive film in any gauge, video or electronic tape recording, cassette, disc or other physical material or substance of any kind produced by means of any photographic, electrical, electronic, mechanical or other process or device now known or hereafter devised, on or with respect to which the Pictures or any part thereof is printed, imprinted, recorded, reproduced, duplicated or otherwise preserved (the "Materials"), charged at commercially reasonable costs (which are the Laboratories approved by the Distributor and the Owner hereunder) or any facility of similar quality mutually approved by the Distributor and the Owner to be utilized in connection with the Pictures, including without limitation the following:

            a) Material Costs. All costs of manufacture of positive prints or other Materials, including laboratory, labor, service, materials and facilities, and costs in connection therewith.

            b) Foreign Version Costs. All costs incurred to make and deliver foreign language versions of the Pictures, whether dubbed and/or sub-titled in one or more languages including transaction, narration, looping, re-titling, superimposing, re-cutting, spotting, re-recording, re-mixing, re-dubbing and re-editing of the Pictures and trailers; and transportation, packing and handling of prints and parts thereof with respect to the preparation of foreign language versions of the Pictures.

            c) Re-Editing Costs. All costs incurred to re-cut, re-edit, rerecord, re-score, re-mix and re-dub the Pictures, including changes, eliminations or additions with respect to the Pictures for any use of the Pictures; and conforming
             (voluntarily or involuntarily) the Pictures to requirements of censorship, classification and rating by governmental or local organizations or other Persons, including exhibitors and religious and ethnic Group, and to national and/or political regulations of any Territory.

            d) Shipping/Delivery Costs. All costs of inspection, repair and renovation of prints, reels and containers, and all costs of packing, storing, shipping and delivery thereof.

C.Miscellaneous Costs. All costs incurred by the Distributor in connection with the exploitation of the Rights, including, without limitation, the following:

        1.Royalties. The costs of all licenses required to permit the exhibition, distribution or other Use of the Pictures, trailers and prints thereof, including fees for use of any patented equipment or processes; synchronization, recording and performing royalties and fees with respect to performance of lyrics and music and literary material; any re-use fees and, costs advanced by the Distributor; any costs, not included in. Negative Cost, incurred to acquire, use and publish any Music Rights advanced by the Distributor.

        2.Insurance Costs. All costs for insurance coverage of any and all risks of loss with respect to the Pictures and any components thereof, to the extent not included in Negative Cost, including errors and omissions insurance and loss or damage to prints and physical material insurance. The Distributor may elect to self-insure as to any items of risk and charge as an Insurance Cost an amount equal to the insurance premium the Distributor would otherwise have paid for such insurance. The Distributor shall, in its sole discretion, determine whether or not to obtain or maintain any insurance or to self-insure any items of risk.

        3.Copyrighting Costs. All costs, not included in Negative Cost, to obtain copyright and the extension and renewal thereof, and other similar protections throughout the world, wherever and whenever incurred within the Distributor's sole discretion.

        4.Copyright Infringement Costs. All costs incurred to protect the copyright Ownership in the Pictures and to prevent any infringement of copyright or violation of rights in and to the Pictures or any elements thereof (whether by litigation or otherwise) and reasonable attorneys' fees of outside counsel in connection therewith.

        5.Claims and Litigation Costs. All costs incurred by reason of claims asserted by third parties which arise out of the production, distribution, exhibition and/or exploitation of the Pictures (including claims of infringement, unfair completion, violation of any right of privacy, defamation or breach of contract) including reasonable attorneys' fees of outside counsel, litigation expenses, investigation expenses and reasonable reserves established by the Distributor in its good faith business judgment as reasonably necessary to protect against the probability of ultimate expense, loss, damage or liability as to claims the Distributor determines in its sole business judgment to be of sufficient merit as to warrant such reserves. The Distributor shall have the right, in its sole discretion to settle and pay any such claim. After settlement or final judicial determination of any such claim, any reserve taken shall be adjusted to reflect the actual costs paid by the Distributor and the net balance after such adjustment, if any, shall be credited to Gross Receipts.

        6.Communication Costs. Costs of telephone, telegraph, cable, postage, messenger and xeroxing costs.

        7.Other. Any other actual costs of any nature reasonably paid or incurred by the Distributor in connection with the derivation of revenues from all Pictures in all markets and media.

V.Statements and Payments.

A. Delivery. The Distributor agrees to render to the Owner periodic statements ("Statements") showing in summary form the calculation of any sums due to the Owner under this agreement including, but not limited to, Gross Receipts, peomitted fees and expenses hereunder. Each Statement shall be accompanied by payment of the amount (if any) shown to be due to the Owner by check drawn on any, of the Distributor's banks in United States dollars. Statements shall be rendered with respect to each of the following periods ("Periods"):

    1.An initial period beginning on the date hereof and ending on December 31, 2005.

    2.Four periods of twelve (12) months each next succeeding the Period defined in Paragraph V(A) above.

B. Subsequent Periods. All Periods thereafter shall mean successive six month periods in which either at least $50 is due to the Owner (and for this purpose any amounts due under $50 shall not be forfeited but accumulated and carried to subsequent Periods until the total amounts due are equal to or greater than $50), or the Distributor receives a written request for a Statement from the Owner, prior to the end of the applicable Period. Except as otherwise specifically provided herein, all Periods shall end on the regular statement dates selected by the Distributor from time to time for reports hereunder and the length of any Period may be extended or shortened by up to 45 days to conform to these dates as they may change from time to time. Except as specifically provided herein, all Statements and payments due with respect thereto shall be mailed to the Owner in accordance with Article 9 hereof within 60 days after the end of each Period. Any Statement may be changed from time to time to effectuate year end or other adjustments by the Distributor's accounting department or chartered accountants, to correct any errors or omissions or for similar purposes.

C. Inspection of Accounts. The Distributor agrees to keep written books of account in the Distributor's customary form relating to the calculation of the sums due to the Owner pursuant to this Agreement (the "Participation Account"). Subject to the limitations set forth below, the Owner shall have the right, at its sole expense, to inspect the Participation Account to verify the accuracy of any Statement which has not become incontestable under the terms hereof (an "Inspection"). The Owner agrees that any Inspection and their respective right to contest or object to any Statement or any payment made pursuant hereto will be subject to the following:

    1.An Inspection shall be conducted only by a firm of certified accountants approved by the Distributor (whose approval shall not be unreasonably withheld) and which shall not then be engaged in an examination of the Distributor for any other person.

    2.An Inspection (i) shall be conducted only once with respect to each Statement, only during normal business hours in such a manner as to not unreasonably interfere with the Distributor's normal business activities and only at such places as the Participation Accounts are kept, (ii) shall not continue for more than 30 consecutive days, and (iii) shall not be conducted more than once in any one year period.

    3.Each Statement (and all items and information contained therein) shall be deemed correct and shall be conclusive and binding on the Owner and not subject to objection or contest for any reason, unless:

        a)the Distributor shall receive from the Owner an objection, in writing, specifying in detail the items or transactions which the Owner contests, on or before the last day of the 6th full calendar month next succeeding the date the applicable Statement is mailed to or otherwise furnished to the Owner; and

        b)if no written agreement resolving such objection is entered into, the Owner shall commence an action in arbitration based only on the claims made in the applicable written objection on or before the earlier of: (y) the last day of the 12th full calendar month next succeeding the date the applicable Statement is mailed to or otherwise furnished to the Owner as herein provided; or (z) the expiration of the applicable statute of limitations.

VI.General Provisions. The following shall be applicable to this Exhibit:

A. All financial matters relating to the calculation of the sums due to the Owner hereunder shall be determined and accounted for in all respects pursuant to the Distributor's customary participation accounting practices. The Distributor shall be entitled to establish reasonable reserves for anticipated costs which may be deducted in determining the sums due to the Owner hereunder. In no event shall any item be included or deducted or excluded more than once in the calculation of the sums due to the Group hereunder.

B. Wherever the Distributor (i) receives from any license either a flat sum or a percentage of the receipts, or both, for any rights to a group of motion pictures (including any of the Pictures) which does not specify what portion of the payments apply to the respective motion pictures in the group or (ii) receives foreign currency under the next paragraph hereof relating to a group of motion pictures (including any of the Pictures), then in any and all such situations the Distributor shall include in, or deduct from, the Gross Receipts, as the case may be, such sums, determined in good faith, as may be consistent with the Distributor's usual practice in such matters. All costs deducted in determining sums due to the Owner hereunder shall be apportioned to the Pictures if incurred or expended on an industry basis, or in conjunction with other motion Pictures distributors, or with respect to the Pictures and other motion pictures distributed by the Distributor as determined by the Distributor in good faith and as may be consistent with the Distributor's usual practice in such matters.

C. No sums received by the Distributor relating to the Pictures shall be included in Gross Receipts unless and until such sums have been (i) received by the Distributor in United States dollars in the United States in freely available funds; or (ii) used by the Distributor for the production or acquisition of motion pictures which can be lawfully removed from the Territory involved, in which event they shall be included in Gross Receipts for the Period during which an amount (computed at the official or unofficial rate of exchange, as the Distributor may elect) equal to the amount expended for such production or acquisition, plus interest thereon as herein provided, has been recouped by the Distributor (in excess of normal distribution fees and Distribution Expenses) from distribution thereof outside the Territory involved; or (iii) used by the Distributor for the acquisition of tangible personal property which can be and is lawfully exported from the Territory involved, in which event the United States dollar equivalent of the currency utilized to acquire such property shall be included in Gross Receipts hereunder for the Period during which such property was so exported, such United States dollar equivalent to be computed at the official or unofficial rate of exchange, as the Distributor may elect, in effect on the date of export. Any sums not includable in Gross Receipts due to the foregoing are "Restricted Proceeds". The Distributor will, promptly after receipt of a written request from the Owner (but not more frequently than annually), advise the

Owner in writing as to any revenues which are then Restricted Proceeds, and the Distributor shall, at the written request and expense of the Owner (subject to any and all limitations, restrictions, laws, rules and regulations affecting such transactions), deposit into a bank designated by the Owner in the Territory involved, or pay to any other Person designated by the Owner in such Territory, such part thereof as would have been payable to the Owner hereunder. Such deposits or payments to or for the Owner shall constitute due remittance to the Owner, and the Distributor shall have no further interest therein or responsibility therefor. The Distributor makes no warranties or representations that any part of any such foreign currencies may be converted into United States dollars or transferred to the account of the Owner in any foreign Territory. In no event shall the Distributor be obligated to apply Gross Receipts of any Territory not actually received by the Distributor in United States dollars in the United States to the recoupment of any costs or expenses incurred with respect to the Pictures in any other Territory.

D. The relationship between the Owner and the Distributor is solely that of debtor and creditor with respect to sums due pursuant to this Agreement. The Owner expressly acknowledges that the Owner has and will have no right, title or interest of any kind or character whatsoever in or to the proceeds of the Pictures (other than as specified herein) throughout the Territory and during the Term of this Agreement, and no lien thereon or other rights in or to any receipts of the Pictures; and that the same shall be and remain the Distributor's sole and exclusive property, and the Distributor shall not be deemed a trustee, pledgeholder or fiduciary. The Distributor may commingle any Gross Receipts with other monies as it shall determine, and the Distributor shall, as between it and the Owner, have the right to make any use of these monies (whether or not Gross Receipts hereunder) as it shall determine in its sole discretion and to retain for its account all interest and earnings thereof. The Owner shall have no right to receive any interest on any sums earned by the Distributor prior to payment hereunder. The Distributor shall have the right to mortgage, pledge, assign for security purposes or grant a security interest in any Gross Receipts as it shall determine in its sole discretion. As between the Owner and the Distributor, the Distributor shall have complete authority to distribute the Pictures and to license the exhibition thereof throughout the Territory for the Term of this Agreement, all as set forth in the Agreement.

E. The Distributor may deduct from any payments to or for the account of the Group hereunder the amount of any Taxes or other withholding which, pursuant to applicable Laws, is required to be made by the Distributor, based upon, measured by or resulting from payments to or for the account of the Owner. Such deduction shall be in accordance with the good faith interpretation by independent legal counsel of the Distributor of any Laws. The Distributor shall not be liable to the Owner for the amount of such deductions because of the payment of said amount to the Person involved. The Owner shall make and prosecute any and all claims which it may have as to such tax deductions and/or withholdings directly with the Person involved.

F. If the Distributor or any of its Affiliates makes any overpayment to the Group or any of its Affiliates hereunder or if the Owner or any of its Affiliates is indebted to the Distributor or any of its Affiliates for any reason, the Owner shall pay the Distributor such overpayment or indebtedness on demand or at the election of the Distributor, the Distributor may deduct and retain for its own account an amount equal to any such overpayment or indebtedness from any sums that may become due or payable by the Distributor to the Owner or for the account of the Owner.

G.The Group waives any right which the Owner may have at law or equity to revoke, terminate, diminish or enjoin any rights granted or acquired by the Distributor under the Agreement by reason of any claim which the Owner may assert for non-payment of any monies claimed due and payable hereunder, it being agreed that the Owner shall be limited to an action at law for recovery of any such monies claimed.

EXHIBIT "4"
TO
INTERNATIONAL DISTRIBUTION AGREEMENT

DEFINITIONS

Unless otherwise defined, the following terms, when used in the Distribution Agreement or in the Exhibits thereto, shall have the following meanings:

1. "Advertising Materials" shall mean any signature, name and likeness or biographical material and any materials available to be used by the Distributor, in the exercise of any Rights hereunder, including, without limitation, any trailers, teasers, key artwork, advertising accessories and lithographs, whether prepared by or under the authority of or otherwise delivered to the Distributor.

2. "Affiliate" means any Person owned or controlled by, controlling or under common control with the Distributor or the Owner, as the case may be. For purposes of this Agreement, Ownership directly or indirectly of more than 50% of 100% of the voting stock and/or other voting equity security of a Person shall be deemed "control".

3. "Agreement" means this international distribution agreement including any and all schedules or exhibits hereto, and all amendments made by written agreement among the partners hereto.

4,Intentionally Deleted.

5. "Consent" of either party shall mean an approval of a particular matter clearly set forth in writing and given prior to the matter for which Consent is required. A Consent may be withheld for any reason deemed sufficient by the party entitled to Consent.

6. Intentionally deleted.

7. "Delivery" shall mean Delivery of the Pictures to the Distributor in accordance with the provisions of this Agreement. Deliver when used as a noun or verb shall mean Delivery in accordance with Exhibit "2".

8. "Derivative Rights" shall mean all Remake and Sequel Rights and all Television Series and Television Special Rights.

9. "Derivative Works" shall mean all motion pictures (including remakes, sequels, and prequels) and television spin-offs, series and specials produced relating to the Pictures.

10. "Distribution Fee" has the meaning ascribed thereto in Paragraph 4 of Exhibit "3" to this Agreement.

11. "Exhibits" shall mean the Schedules and/or Exhibits attached to this Agreement by reference as if set forth in full.

12."Event of Default" shall have the meaning ascribed hereto in Section 7.3 hereof.

13. "Force Majeure" shall have the meaning ascribed to it in Section 7.6 hereof.

14. "Foreign Versions" means the right in the Distributor's sole discretion to make foreign and other language versions of the Pictures including, but not limited to, cut-in, superimposed, dubbed and synchronized versions, and exhibition prints thereof, for use in such countries in the Territory as the Distributor deems advisable and in the Distributor's sole discretion, and the right to grant to its licensees or sub-distributors in the Territory the right to make such versions.

15. "Free Television Rights" means all rights to exhibit the Pictures by means of television transmission which is available for reception by the general public in private homes or offices without a separate consideration for viewing the applicable Pictures and which is transmitted to television receivers at least in part by over-the-air broadcast signals originating within the Territory.

16. "Home-Video Rights" means all rights to manufacture, distribute, rent and sell videocassettes, videodiscs, videograms and other devices embodying the Pictures in any format, whether now known or hereafter invented or discovered, which enables a motion picture to be perceived visually when displayed through or as part of any electronic, mechanical or other apparatus (such as a television-type playback system) and primarily intended for private non-commercial use. Home-Video Rights do not include Theatrical, Non-Theatrical or Television Rights.

17. "Incidental Rights" means:

(a)	The right to perform by Use of the Pictures and Advertising Materials any and all

music, lyrics, scores and musical works embodied in or synchronized with the Pictures and/or with the soundtrack thereof ("Music") only as synchronized with and embodied in the Pictures or Advertising Material as Delivered.

(b)	The right to Use the title or titles of the Pictures and to change the title of the
Pictures from time to time (including translation into languages other than English).

(c)	The right to exercise or authorize others to exercise the Rights and all Incidental
Rights under any Terms and in any such manner as the Distributor may deem appropriate in its sole discretion.

(d)	The right to make and use dubbed and sub-titled versions of the Pictures and the trailers thereof, including, but not limited to, cut-in, synchronized and superimposed versions thereof.
(e)	The right to permit commercial messages to be broadcast or telecast before, during and after the Use of the Pictures.

(f)	The right to publicize and advertise the Pictures and to cause or permit others to do so by Use of Advertising Materials and otherwise and, without limiting the generality of the foregoing, the Incidental Rights shall include for purposes of publicity and advertising the Pictures:

(i) The right to publish or cause or permit to be published, and in such form as the Distributor may deem advisable, synopses, summaries, resumes or abridgments of the Pictures or screenplays and properties upon which the Pictures are based in newspapers, heralds, magazines, trade periodicals, comic books, programs, booklets, posters, lobby displays, press book and other publications and in all other media of advertising and publicity, none of which shall include more than 10,000 words taken from the Pictures or screenplays and properties upon which the Pictures are based.

(ii) The right to broadcast or license or authorize others to broadcast by radio or television adaptions, versions or sketches of the Pictures or any parts or portions thereof, from sound records, with living persons or otherwise, none of which shall include material from the Pictures with a regular running time of more than fifteen 0 5) minutes.

(iii) The right to use the Advertising Materials in connection with any Person as to whom the Owner has obtained such rights in connection with the Pictures.

(iv) The sole right (but not the obligation) at such times and places in the Territory and for purposes as it may desire, to preview and otherwise exhibit each Picture prior to its release to the general public.

(v) The right to advertise and publicize the production or Delivery of each Picture and all elements thereof in the Territory.

(g)
The right to assert and prosecute all claims, demands or causes of actions against any and all Persons for the unauthorized or illegal Use in the Territory of any Rights or any materials upon which the Pictures are based and to otherwise enforce, protect and defend all or any Rights.

(h)	The right to make such additions, alterations, cuts, interpolations, eliminations or other changes in the pictures, Advertising Materials, Prints or other material solely:

(i)	to comply with all requirements imposed by any Person as a condition to the Use of any Rights and to comply with any Law in any area of the Territory (such as censorship or restrictive ratings);

(ii) to permit the Distributor to exercise its other Incidental Rights;

(iii) to add to the front or rear of the Pictures (either before or after the completed Pictures are Delivered) a credit to the Distributor indicating that the Distributor is the distributor of the Pictures in the Territory and to grant a similar right to other distributors or exhibitors in the Territory, all of which may embody logos and artwork as customary for such credit;

(iv) for Use of Television Rights;

(v) to enable the Pictures to comply with the Terms hereof (such as limits on lengths and requirements and MPAA rating); and

(vi) in order to conform to the peculiar national and political prejudices in any nature in the Territory.

(i)The right to make Foreign Versions of the Pictures.

18. "Indemnification Provisions" means the provisions of Paragraph 6.3 of this Agreement and any "Loss" as to any "Indemnities" or any "Claim" shall be as therein defined.

19. "Initial Release Date" means the date on which the first Use of Theatrical Rights in the Pictures commences in more than one major metropolitan area in the Territory and other than previews, whether or not paid, and other promotional screenings.

20. "Initial Term" shall have the meaning ascribed thereto in Section 3.1 hereof.

21. "Law" means any present or future statute or ordinance, whether municipal, state, national or territorial, any executive, administrative or judicial regulation, order, judgment or decree, any treaty or international convention, any rule or principle of common law or equity or any requirement, custom or practice with equivalent force of law.

22. "Merchandising Rights" means the right to sell, lease, license, distribute, exploit, sub-license and otherwise deal in and turn to account, and to authorize others so to do, the right to arrange for commercial tie-ups with and endorsements, distribution and use of any article, product or service (including, without limitation, souvenir programs, picture or comic books, electronic games, toys, clothing, school supplies and the like) based upon or developed or created from any part or all of the Pictures or the screenplay thereof, or the plot, characters, incidents, objects, logos, artwork, Advertising Materials or elements contained in said screenplay or the Pictures all of which are hereinafter collectively called "Merchandising Rights", subject to any applicable union, guild or collective bargaining agreement, or any third party contractual restrictions which have been approved in writing by the Distributor. The Owner hereby assigns, to the Distributor for the Distributor's use throughout the Territory, the right to utilize the Advertising Rights (including, without limitation, the name and/or likeness of actors or other Persons rendering services in connection with the Pictures), in connection with any Merchandising Rights set forth above, to the extent the Owner has secured or shall secure such Rights in the Owner's or its predecessors in interest's agreements with such actors or other persons. The Owner hereby agrees to use its best efforts to obtain such Rights from such predecessors in interest, or from such actors or other persons rendering services in connection with the Pictures. The Distributor shall have complete discretion to utilize the Merchandising Rights and to determine in its discretion and on what terms such Rights shall be supplied to the Owner or sponsors of commercial products or whether any consideration so paid shall be payable in whole or in part to the Persons whose names are utilized in that connection.

23. "Music Rights" means all rights under copyright and otherwise, throughout the Territory in and to the soundtrack and all original musical compositions and sound recordings contained upon the soundtrack of the Pictures (collectively the "Music") (it being agreed that the copyright shall be held by the Group), for the Term hereof, and all other rights with respect to the Music granted by third parties to the Owner or its predecessor in interest, including, without limitation, writers, performers and producers. The Music Rights specifically include, but are not limited to the sole and exclusive synchronization and public performance rights (whether or not for profit and whether or not in conjunction with the exhibition of the Pictures) of and to any and all of the Music recorded or contained upon the soundtrack of the Pictures. The Music Rights also include all music publishing rights in original music compositions, including, without limitation, the sole and exclusive right to collect and receive any and all royalties, fees and all other forms of remuneration for or in connection with such rights or the license or exercise thereof. Except for nonexclusive synchronization and performance licenses, the Music Rights shall include the sole right to grant licenses and to authorize others to grant licenses with respect to all rights under copyright in the Music. For the purposes of exploiting such Rights and collecting the fees, royalties and other remuneration which may be derived therefrom, the Distributor shall be entitled in its discretion to employ the services of, or assign said rights (in whole or in part) to, one or more publishers, including the Distributor's own subsidiaries and Affiliates, to charge and deduct therefrom their commissions, fees, expenses and other charges, and to charge and deduct for transmission to the writers of the musical compositions the royalties and other payments due to such writers. Agreements with such publishers shall, if reasonably possible, provide for the semi-annual payment of royalties. The Distributor shall be authorized to grant to such publishers, including the Distributor's own subsidiaries and Affiliates, the benefit of any warranties, representations and indemnities made by the Owner hereunder. At the Distributor's request, the Owner agrees to enter into agreements with such publishers, including the Distributor's own subsidiaries and Affiliates, with respect to the Rights granted to the Distributor hereunder. The Owner hereby irrevocably appoints the Distributor, or its nominee, the Owner's attorney-in-fact (the Owner hereby acknowledges that such appointment is coupled with an interest) during the term of the grant of rights hereunder, in the name of the Distributor or its nominee, or in the name of the Owner, to enter into such agreements in the event of the Owner's failure to do so. The Owner agrees that the Distributor or its nominees or assignees shall be entitled to enter into direct agreements with the writers of the music regarding the rights transferred hereunder, and regarding the payment of royalties to such writers. Wherever practicable the agreements between the Owner (or its predecessor in interest) and the writers shall provide that the writers will enter into such direct agreements at the request of the Distributor or its nominees or assignees.

24. "Non-Theatrical Rights" means all Rights to exhibit the Pictures directly to paying audiences including for educational, industrial, commercial and trade purposes. Non-Theatrical Rights shall not include any Theatrical Rights, Television Rights or Home-Video Rights.

25. "Notice" means a written notice served on a party hereto in accordance with Section 9.10 of the Agreement.

26. "Notice Date" means the date of either Party's receipt of a Notice as set forth in the Agreement.

27. "Other Agreements" shall have the meaning ascribed thereto in Section 9_5 hereof.

28. "Outright Sale" means any exclusive lease of Theatrical Rights to any Person for a term more than one (1) year in consideration of a fixed sum with no obligation to account to the Distributor or its Affiliates.

29. "Participation Account" shall have the meaning ascribed thereto in Paragraph 6 of Exhibit "3" to this Agreement.

30. "Pay Television Rights" means all Television Rights which are not Free Television Rights.

31. "Person" means any natural person or any firm, corporation, association, organization or other enterprise organized or operating under the Laws of any jurisdiction.

32. "Phonorecord Rights" means the right, privilege and authority to use and reproduce, to grant licenses to use and to reproduce, and to authorize others to grant licenses to use and to reproduce, the soundtrack of the Pictures (except for musical compositions for which there is only a non-exclusive synchronization and performance license) or any part thereof in the manufacture of and for the purpose of manufacturing, selling or otherwise distributing and exploiting said. soundtrack in the form of phonograph records, tapes, transcriptions, or any other form of medium of any nature (collectively the "Phonorecords") whatsoever throughout the Territory. The Phonorecord Rights shall also include any and all rights throughout the Territory under copyright and otherwise, and the right to secure copyright throughout the Territory in and to the Phonorecords, for the full period of copyright and any renewals and extensions thereof. The Owner agrees that in the advertising, publicity and exploitation of the Music and Phonorecord Rights set forth herein above, the Distributor and its representatives, successors, assigns and agents, including any Subsidiaries and Affiliates of the Distributor, shall be entitled to use the title of and scenes from the Pictures, artwork and design used in and in connection with the Pictures, and the name, photographs, physical likenesses, biographical data, signatures and reproductions of the voice of any persons rendering services in connection with the Pictures, including, but not limited to, the cast, composer and the conductor.

33. "Picture means a feature length motion picture being produced by, or on behalf of, the Owner for distribution throughout the world presently entitled "Noise".

34. "Publishing Rights" means all Rights, to the extent held by the Owner, to publish, distribute and sell hard cover or soft cover printed publications of all or any part of the literary materials on which the Picture is based or artwork, logos or photographic stills created for use in the Picture which may be included in any novelization of this literary material, for sale to the public. The Publishing Right shall include so-called "Novelization Rights", which include the right, to the extent held by the Owner, to publish or cause to be published the screenplays of the Pictures and/or novelizations and/or other adaptions thereof including any translations thereof, into any language, throughout the Territory, if the screenplays are not based on any previously published literary property or previously produced stage play; or if the screenplays of the Pictures are based on previously published literary property(s) or previously produced stage play(s) and if the Owner (or its predecessor in interest) has obtained such rights from the author(s) or publishers of such previously published literary property(s) or previously produced stage play(s) (the Owner hereby agreeing to use its best efforts to obtain such rights from said predecessor in interest or said author or authors), the right to publish or cause to be published the screenplays of the Pictures and/or novelizations and/or other adaptions of the screenplays of the Pictures, including any translations thereof into any language, throughout the Territory.

35. "Prequel, Remake and Sequel Rights" means all prequel, remake and sequel rights in and to the Pictures and the underlying property (including, without limitation, all rights to make, create, and/or produce any additional motion pictures based on the Pictures or the underlying literary material on which the Pictures is based, or incorporating, derived from, or using any story elements and/or characters and/or situations contained in the Pictures or the applicable underlying literary materials, and to exploit any such additional motion picture in all media in perpetuity throughout the universe).

36. "Rights" means all or any particular rights, licenses or privileges, under copyright or otherwise, granted to the Distributor by the Owner under this Agreement to make Use of the Pictures, as more particularly set out in Section 1.1 hereof.

37. "Second Term" shall have the meaning ascribed thereto in Section 3.2 hereof.

38. "Statements" shall have the meaning ascribed thereto in Paragraph 6 of Exhibit "3" to this agreement.

39. "Sub-Distribution Agreements" shall mean those distribution, license or sales agency agreements entered into by the Distributor in respect of the Rights in the Territory.

40. "Television Rights" means all forms of television rights, including "free television" and "pay television" rights in the Pictures; the right to use film, tape, wire, discs and/or any other means, methods, modes or devices, whether now known or hereafter conceived or created, of any and all gauges; and the right to project, exhibit, reproduce, broadcast, transmit and perform the Pictures by means of television transmission. With respect to the Television Rights granted hereunder, for purposes of accounting hereunder, "free television" shall be deemed to include basic cable television. As used herein, "basic cable television" shall mean telecasting by means of cable delivery system but shall not include "pay cable television" where the subscriber to a basic cable services pays a per program or per channel charge in addition to the charge paid for the regular cable service or an over-the-air service where the subscriber pays a separate charge for the receipt of such service.

41. "Television Series" and "Television Special Rights" means all television series and so-called "television special" rights, and any other allied rights (including, without limitation, theatrical stage rights) in and to the Pictures and the property upon which it is based (including, without limitation, all rights to make, create, and/or produce any additional motion pictures based on the Pictures or the underlying literary material on which the Pictures is based, or incorporating, derived from, or using any story elements and/or characters and/or situations contained in the Pictures or the applicable underlying literary materials, and to exploit any such additional motion picture in all media in perpetuity throughout the universe).

42. "Term" means collectively, the Initial Term, the Second Term and the Third Term, if applicable.

43. "Territory" means every country, state, republic, principality, federation or other association of any kind existing now or in the future in the universe.

44. "Theatrical Rights" means all rights to exhibit the Picture in theatres open to the general public where a fee is charged for admission to view the Pictures.

45. "Third Term" shall have the meaning ascribed thereto in Section 3.2 hereof.

46. "Use" when used as a noun, means any exhibition, broadcast, transmission, publication or other exercise which may be made of any particular Rights, materials or property, tangible or intangible, as the context may require.